Exhibit 99.1

Cooper Industries
P.O. Box 4446
Houston, Texas 77210-4446

News Release

For Immediate Release

For information contact:
Jon Safran
Cooper Industries
713-209-8610
safran@cooperindustries.com

Cooper Industries Declares Two-For-One Stock Split
And a 14% Dividend Increase

HOUSTON, Feb. 14, 2007 — Cooper Industries, Ltd. (NYSE:CBE) today announced a two-for-one stock split of the company’s shares and an increase in dividends from $1.48 to $1.68 per share on an annual basis (or $0.84 per share after the stock split).

“Cooper is committed to increasing shareholder value,” said Cooper Industries Chairman and Chief Executive Officer Kirk S. Hachigian. “In light of our 2006 results and the anticipated earnings gain for 2007, the board of directors approved these measures reflecting the strong current financial health and continued positive outlook for the company.”

Record date for the stock split is February 28, 2007 and distribution date is March 15, 2007. The first quarterly dividend of $0.42 per share ($0.21 after the stock split) will be paid on April 2, 2007 to shareholders on record as of February 28, 2007.

Cooper shares delivered a 26% total return to shareholders in 2006 including the dividend payment, and have returned 18% on a three-year and 24% on a five-year compound annual basis. The Company will hold its annual Investor Outlook Meeting on February 21, 2007 in New York City and has previously issued guidance for earnings growth between 12% and 15% for 2007.

About Cooper Industries
Cooper Industries, Ltd. is a global manufacturer with 2006 revenues of $5.2 billion, approximately 85 percent of which are from electrical products. Incorporated in Bermuda with administrative headquarters in Houston, Cooper employs approximately 31,000 people and operates eight divisions: Cooper B-Line, Cooper Bussmann, Cooper Crouse-Hinds, Cooper Lighting, Cooper Menvier, Cooper Power Systems, Cooper Wiring Devices and Cooper Tools Group. Cooper Connection provides a common platform for Cooper’s marketing and sales to electrical distributors. For more information, visit the website at www.cooperindustries.com.

Statements in this news release are forward looking under the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties, many of which are outside the control of the Company, and actual results may differ materially from anticipated results. Important factors which may affect the actual results include, but are not limited to: 1) competitive pressures and future global economic conditions, including the level of market demand for the Company’s products; 2) changes in raw material, transportation and energy costs; 3) the ability to execute and realize the expected benefits from strategic initiatives including revenue growth plans, and cost-control and productivity improvement programs; 4) any disruptions from manufacturing rationalizations and the implementation of the Enterprise Business System; 5) mergers and acquisitions, and their integration; 6) political developments; 7) changes in financial markets including currency exchange fluctuations; 8) changes in legislation and regulations including changes in the tax laws, tax treaties or tax regulations; 9) the timing and amount of share repurchases by the Company; and 10) the resolution of potential liability exposure resulting from Federal-Mogul Corporation’s bankruptcy filing.

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